Exhibit G

Commitment Letter

STRICTLY Private and confidential

Dangdang Merger Company Limited
c/o E-Commerce China Dangdang Inc.

21/F, Jing An Center

No. 8 North Third Ring Road East

Chaoyang District, Beijing 100028

People’s Republic of China

Attention: Ms. Peggy Yu Yu

May 28, 2016

Dear Sirs:

Dangdang Merger Company Limited. (“you” or the “Borrower”) has advised Bank of China, Shanghai Pudong Development Zone Sub-Branch ( “we”, “us” or the “Bank”) that you intend to acquire, by a single-step merger (the “Merger”) with E-commerce China Dangdang Inc. (the “Target”), all of the outstanding share capital of the Target.

In connection with the Merger, we understand that you wish to obtain a senior secured term loan facility (the “Facility” and, together with the Merger, the “Transactions”) in an aggregate principal amount of up to USD164,000,000 to (i) fund in part the purchase price for the Merger and debt service reserve obligations relating to the Facility; and (ii) to pay related fees and expenses of the Transactions.

This letter (“this Commitment Letter”) is to be read together with the term sheet attached hereto as Appendix A (the “Term Sheet”), and, together with the fee letter (the “Fee Letter”) separately delivered by us to you on or about the date of this Commitment Letter, the “Commitment Documents”). Each capitalised term defined in the Term Sheet, unless otherwise defined in this Commitment Letter, has the same meaning when used in this Commitment Letter.

1.	Commitment

We are pleased to confirm our offer to commit to provide the full amount of the Facility in an aggregate principal amount of up to USD 164,000,000 (the “Commitment”) upon the terms and subject to the conditions set out or referred to in the Commitment Documents.

2.	Exclusivity

2.1	Unless and until this Commitment Letter terminates in accordance with the terms of this Commitment Letter, you shall ensure that no member of the Group will appoint, or award any title to, any third party in connection with arranging, underwriting and/or providing all or any part of the Facility or any other financing of the Merger without our prior written consent.

2.2	Except as otherwise provided in the Commitment Documents, no fees or compensation in connection with the Facility or any other financing of the Merger shall be payable to anyone without our prior written consent.

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3.	Information

3.1	You hereby represent and covenant that:

(a)	all written information concerning the Group and the Target Group (to the best of our knowledge having made due and careful enquiry) (other than any financial projections (the “Projections”), other forward-looking information and information of a general economic or industry-specific nature) that has been or will be made available to us by or on your behalf in connection with the transactions contemplated hereby (the “Information”), is or will be complete and correct in all material respects as at the date it is provided or as at the date (if any) at which it is stated and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time); and

(b)	the Projections have been or will be prepared in good faith based upon reasonable assumptions at the time furnished by the Borrower to us (it being recognised by us that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realised, that actual results may differ from projected results and that such differences may be material).

3.2	Notwithstanding anything to the contrary contained in this Commitment Letter, none of the making of the representation under this paragraph 3, any supplement thereto, or the accuracy of any such representation shall constitute a condition precedent to the availability of the Facility, including, without limitation, under paragraph 4 (Conditions to Commitment) and paragraph 5 (Certain Funds) of this Commitment Letter.

4.	Conditions to Commitment

Our obligation to provide the Facility under the Commitment Documents is subject to satisfaction of the following conditions:

(a)	execution of a mutually acceptable Facility Agreement, reflecting the terms and conditions set out in the Term Sheet, by all parties thereto, in accordance with paragraph 6 (Facility Agreement) of this Commitment Letter;

(b)	satisfaction of all conditions precedent to our obligations set out in the Commitment Documents and the Facility Agreement; and

(c)	compliance by the Borrower in all material respects with the terms of the Commitment Documents (including the payment of fees in accordance with the Fee Letter and paragraph 8),

and, upon satisfaction (or waiver by us in our sole and absolute discretion) of such conditions, the initial utilisation under the Facility shall occur in accordance with the terms of the Facility Agreement.

5.	Certain Funds

5.1	The Commitments are made on a certain funds basis, as set out in the Term Sheet, during the Certain Funds Period. Accordingly, and notwithstanding anything to the contrary herein or in any other Commitment Document or the Facility Agreement, during the Certain Funds Period, the only conditions to utilisation of the Commitments are as expressly set out in paragraph 4 (Conditions to Commitment) of this Commitment Letter. None of the Commitment Documents, the Facility Agreement or the other Finance Documents shall contain any material adverse effect conditionality in respect of the Commitments.

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5.2	We confirm that:

(a)	the Commitment and the Facility have been approved by our credit committee and all other relevant internal bodies required to provide such Commitment, and we have completed all required due diligence;

(b)	we have completed all approvals processes and received all final internal approvals required to execute this Commitment Letter; and

(c)	we have completed and are satisfied with the results of all client identification procedures we are required to carry out in connection with making the Facility available in connection with the Merger in compliance with all applicable laws, regulations and internal requirements (including but not limited to all applicable money laundering rules and all “know your customer” requirements).

5.3	We further confirm that the Merger Documents (each as at the date of this Commitment Letter) have been delivered to us, and in the forms delivered are (and subject to them remaining in substantially the same forms, or with such supplements or other modifications which, in the aggregate, do not materially and adversely affect the interests of the Bank, when delivered in final form, will be) acceptable to us for the purposes of satisfying any of the conditions precedent in the Term Sheet which correspond to the Merger Documents.

5.4	If it becomes unlawful in any applicable jurisdiction for us to perform any of our obligations as contemplated by the Commitment Documents or to fund or maintain the Facility (an "Illegality Event"), we shall:

(a)	promptly notify you upon becoming aware of the Illegality Event; and

(b)	in consultation with you, take all reasonable steps to mitigate the effect of that Illegality Event including (but not limited to) transferring our rights and obligations under the Commitment Documents to one or more of our Affiliates, provided that we shall not be obliged to take any such steps if, in our opinion (acting reasonably), to do so might be prejudicial to us or not commercially practicable.

6.	Facility Agreement

6.1	Each of the parties agrees to negotiate in good faith, to use reasonable best efforts and to allocate sufficient resources and personnel to ensure that the parties hereto shall enter into the Facility Agreement and the other Finance Documents, in all relevant capacities, as soon as reasonably practicable following countersigning of this Commitment Letter by the Borrower and in any event on or prior to the date falling eight months after the date of the executed Merger Agreement (or such later date as may be mutually agreed by the parties hereto (each party acting reasonably)) (the “Proposed Signing Date”), subject to:

(a)	you signing and returning to us copies of the Commitment Documents; and

(b)	entry into the Merger Agreement by the parties thereto.

6.3	If, despite good faith negotiation, the parties hereto are unable to agree on any term of the Facility Agreement by the Proposed Signing Date, such term will, to the extent comparable with respect to the Facility, be in the then current recommended form of Senior Multicurrency Term and Revolving Facilities Agreement for Leveraged Acquisition Finance Transactions of the Loan Market Association (the “Precedent Facilities Agreement”) (subject to the specific terms of the Term Sheet), provided that where the Precedent Facilities Agreement contains a drafting option, is silent on a particular point or the provisions of the Precedent Facilities Agreement require more than minor or technical changes in order to be incorporated into the Facility Agreement, the relevant language shall be such option or language as is reasonably requested by us or, if we do not specify any option or language within ten days of the date of a written request by you, such option or language reasonably requested by you.

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7.	Indemnification

7.1	Whether or not the Finance Documents are signed, the Borrower shall, within three Business Days of demand indemnify each Indemnified Person against any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

(a)	the use of proceeds of the Facility;

(b)	any Commitment Document or any Finance Document; and/or

(c)	the Commitment.

7.2	The Borrower shall not be liable under paragraph 7.1 of this Commitment Letter for any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against an Indemnified Person if that cost, expense, loss or liability results directly from any breach by that Indemnified Person of any Commitment Document or any Finance Document which is in each case finally judicially determined to have resulted directly from the gross negligence or willful misconduct of that Indemnified Person.

7.3	We shall have no duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 7.1 of this Commitment Letter.

7.4	The Borrower agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any of its Affiliates for or in connection with anything referred to in paragraph 7.1 of this Commitment Letter except, following the Borrower’s agreement to the Commitment Documents, for any such cost, expense, loss or liability incurred by the Borrower that results directly from any breach by that Indemnified Person of any Commitment Document or any Finance Document which is in each case finally judicially determined to have resulted directly from the gross negligence or willful misconduct of that Indemnified Person. Notwithstanding the foregoing, no Indemnified Person shall be responsible or have any liability to the Borrower or any of its Affiliates or anyone else for consequential losses or damages.

7.5	The Contracts (Rights of Third Parties) Act 1999 shall apply to this paragraph 7 but only for the benefit of the other Indemnified Persons, subject always to the terms of paragraphs 19 (Governing Law) and 20 (Arbitration) of this Commitment Letter.

7.6	For the purposes of this paragraph 7, “Indemnified Person” means the Bank, any of our Affiliates and each of our (or each of our Affiliates’) directors, officers, employees and agents.

7.7	On the date of the Facility Agreement, your obligations under this paragraph 7 shall terminate and be superseded by the relevant terms of the Facility Agreement and this paragraph 7 shall cease to have effect to the extent an equivalent indemnity is included in the Facility Agreement.

8.	Fees and Expenses; Payments

8.1	All fees shall be paid in accordance with the Fee Letter.

8.2	Whether or not the Finance Documents are signed, the Borrower shall, within five Business Days of demand by us, pay us (or our legal advisor(s)) the amount of all costs and expenses (including legal fees subject to such caps as agreed with our legal advisor(s) reasonably) incurred by us in connection with the negotiation, preparation, printing and execution of the Commitment Documents and the Finance Documents.

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8.3	All payments to be made under the Commitment Documents:

(a)	are non-refundable and non-creditable against other fees, costs and expenses payable in connection with the Facility;

(b)	shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the Bank shall notify to the Borrower;

(c)	shall be paid without any set-off, counterclaim, deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and

(d)	are exclusive of any value added tax or similar charge (“VAT”). If VAT is chargeable, the Borrower shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT.

9.	Confidentiality

9.1	The parties hereto acknowledge that the terms and conditions of the Commitment Documents are confidential and are not to be disclosed to or relied upon by anyone else, except that disclosure of such terms and conditions or a copy of any of them is permitted to the extent made as follows:

(a)	to the Target Group and the current direct or indirect owners and management of the Target Group or any of their Affiliates and their respective officers, directors, employees, investors and advisors or any of their Affiliates on a “need to know” and confidential basis for purposes of the Merger;

(b)	to the Sponsor and any other rollover shareholders or potential investors in Parent or Holdco (together “the Buyer Group”);

(c)	to the Borrower’s, the Bank’s, or to any of their or their Affiliates’ respective officers, directors, employees, investors and advisors on a “need to know” and confidential basis for purposes of the Merger; or

(d)	to anyone else to the extent required by law, regulation or applicable governmental or regulatory authority (including any applicable stock exchange and the US Securities and Exchange Commission).

9.2	Notwithstanding anything to the contrary in any Commitment Document, on the date of the Facility Agreement, the provisions of this paragraph 9 shall automatically terminate and be superseded by the terms of the Facility Agreement.

10.	No Announcements

Each of the parties hereto shall not make, and shall cause each of its Affiliates not to make, any public announcement regarding any Transaction without the prior consent of the other parties hereto (such consent not to be unreasonably withheld or delayed), except to the extent required by law, regulation or applicable governmental or regulatory authority (including any applicable stock exchange or the US Securities and Exchange Commission).

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11.	No Assignment

No party hereto may assign or transfer any of its rights or obligations under the Commitment Documents without the prior written consent of the other parties.

12.	Offer Period

Our offer with respect to the Commitments on the terms and conditions as set out in the Commitment Documents shall remain in effect until 5:00 p.m. (Beijing time) on the tenth (10th) Business Day after the date on which this Commitment Letter signed by the Bank is delivered to the Borrower, at which time it will automatically expire unless before then we have received your written agreement to each Commitment Document or this offer is extended by us in writing.

13.	Termination

13.1	Subject to paragraphs 13.3 and 14 (Survival) of this Commitment Letter:

(a)	we may, by written notice to you, terminate our obligations under the Commitment Documents on the earlier of:

(i)	the date falling eight months from the date of this Commitment Letter (or such later date as we agree in our sole discretion), if and only if the Closing Date does not occur on or prior to such date; and

(ii)	the date on which you notify us in accordance with paragraph (b) below that you have withdrawn your offer for the Target Shares or you have otherwise abandoned or terminated the Merger;

(b)	you may, by written notice to us, terminate your obligations under the Commitment Documents if you withdraw your offer for the Target Shares or otherwise abandon or terminate the Merger.

13.2	You shall promptly notify us of any decision to withdraw your offer for the Target Shares or otherwise abandon or terminate the Merger.

13.3	Subject to paragraph 14 (Survival), this Commitment Letter shall automatically terminate on the date of the Facility Agreement.

14.	Survival

14.1	The terms of paragraph 1 (Commitment) to paragraph 3 (Information), paragraph 5 (Certain Funds), paragraph 8 (Fees and Expenses; Payments), paragraph 10 (No Announcements), paragraph 11 (No Assignment) and this paragraph 14 to paragraph 21 (Integration) inclusive of this Commitment Letter shall survive and continue after the date of the Facility Agreement.

14.2	Without prejudice to paragraph 14.1 of this Commitment Letter, paragraph 8 (Fees and Expenses) to paragraph 20 (Arbitration) inclusive shall survive and continue after any termination or expiry of any Commitment Document, whether as a result of paragraph 13 (Termination) or otherwise.

15.	Amendments

No waiver or amendment of any provision of any Commitment Document shall be effective unless it is in writing and signed by the parties hereto.

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16.	Third Party Rights

16.1	Unless expressly provided to the contrary in this Commitment Letter, a person who is not a party to this Commitment Letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms.

16.2	Notwithstanding any term of this Commitment Letter, the consent of any person who is not a party to this Commitment Letter is not required to rescind or vary this Commitment Letter at any time.

17.	Counterparts

17.1	Each Commitment Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of such Commitment Document.

17.2	Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or in electronic format (e.g., “.pdf” or “.tif”) is equally as effective as delivery of an original executed counterpart of this Commitment Letter.

18.	Notices

18.1	Any communication to be made under or in connection with any Commitment Document shall be made in writing and, unless otherwise stated, may be made by fax, email or letter.

18.2	Notices and communications to be given to the Borrower shall be sent to:

Name:	Dangdang Merger Company Limited

Address:	c/o E-Commerce China Dangdang Inc. 21/F, Jing An Center No. 8 North Third Ring Road East Chaoyang District, Beijing 100028 People’s Republic of China
Attention:	Ms. Peggy Yu Yu

Email:	yuyu@dangdang.com

18.3	Notices and communications to be given to the Bank shall be sent to:

Name:	Bank of China, Shanghai Pudong Development Zone Sub-Branch

Address:	5th Floor, Yin Dong Building 58 Xin Jin Qiao Road, Pudong, Shanghai Post Code: 201206
Attention:	Mr. Wang Dan Qing

Email:	wangdqpk_sh@mail.notes.bank-of-china.com

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19.	Governing Law

This Commitment Letter and the arbitration agreement in paragraph 20 (Arbitration) of this Commitment Letter, including any non-contractual obligations arising out of or in connection with this Commitment Letter, are governed by, and shall be construed in accordance with, English law.

20.	Arbitration

20.1	Each of the parties hereto agrees that any claim, dispute, controversy or difference of whatever nature arising under, out of, relating to or having any connection with this Commitment Letter (including any dispute as to its existence, validity, interpretation, performance, breach or termination or any dispute regarding non-contractual obligations arising out of or in connection with this Commitment Letter) (a “Dispute”), shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules of Arbitration in force when the Notice of Arbitration is submitted and as modified by this paragraph 20. The Rules are incorporated by reference into this paragraph 20 and capitalised terms used in this paragraph 20 which are not otherwise defined in this Commitment Letter have the meaning given to them in the Rules.

20.2	The number of arbitrators shall be one. The arbitrator shall be appointed in accordance with the Rules.

20.3	The seat, or legal place of arbitration, shall be Hong Kong and the language of the arbitration shall be English. All documents submitted in connection with the proceedings shall be in the English language, or, if in another language, accompanied by an English translation.

20.4	To the fullest extent permitted by law the Borrower irrevocably and unconditionally consents to the enforcement of any award made or given in connection with paragraph 20.1 of this Commitment Letter in relation to a Dispute or any order or judgment in support of arbitration and the giving of any relief in the Hong Kong courts and the courts of any other jurisdiction whether before or after a final arbitral award is rendered including, without limitation : (i) relief by way of interim or final injunction or order for specific performance or recovery of any property; (ii) attachment of its assets; and (iii) enforcement or execution against any property, revenues or other assets whatsoever (irrespective of their use or intended use) and waives and agrees not to claim any sovereign or other immunity from the jurisdiction of the Hong Kong courts or the courts of any other jurisdiction in relation to such enforcement and the giving of such relief (including to the extent that such immunity may be attributed to it), and agrees to ensure that no such claim is made on its behalf.

21.	Integration

21.1	The Commitment Documents form the entire agreement between the parties hereto as to the Facility and replace any previous oral or written understanding or agreement in relation to the Facility or the financing of the Merger.

21.2	Each of the parties hereto agrees that each of the Commitment Documents is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including an obligation to negotiate in good faith).

If you agree to the above, please sign, date and return to us the enclosed copies of this Commitment Letter and the Fee Letter delivered by us to you on the date of this Commitment Letter. We look forward to working with you on this transaction.

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Yours faithfully,

Bank of China, Shanghai Pudong Development Zone Sub-Branch

as the Bank

By:	/s/ Weiqing Zhou
Name:	Weiqing Zhou
Title:	Deputy General Manager

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We agree to the terms set out above.

Dangdang Merger Company Limited
as the Borrower

By:	/s/ Peggy Yu Yu
Name:	Peggy Yu Yu
Title:	Director
Date:	May 28, 2016

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Appendix A

Term Sheet

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PART 1
FACILITY

Facility:	Term loan facility
Facility Amount:	Up to US$164,000,000
Currency:	The Facility is to be drawn in US dollars
Acquisition or Merger:	The acquisition of all the shares in the Target to be effected through a single-step merger between the Borrower and the Target pursuant to an agreement and plan of merger entered into between the Borrower, the Parent and the Target (the “Merger Agreement”), with the Target being the surviving entity of the Merger.
Borrower:

Dangdang Merger Company Limited, a special purpose vehicle incorporated in the Cayman Islands and a wholly-owned subsidiary directly held by the Parent.

Pursuant to the Merger, the Target will become the Borrower on and from the Closing Date.

Target:	E-commerce China Dangdang Inc., a company incorporated in the Cayman Islands and listed on the New York Stock Exchange under the ticker symbol “DANG”.
Parent:	Dangdang Holding Company Limited, a special purpose vehicle incorporated in the Cayman Islands, owned directly by Dangdang Corporation.
Sponsors:	Ms Yu Yu (俞渝) and Mr. Li Guoqing (李国庆) and their respective investment vehicles
Mandated Lead Arranger:	Bank of China, Shanghai Pudong Development Zone Sub-Branch
Original Lender:	Bank of China, Shanghai Pudong Development Zone Sub-Branch
Lenders:	The Original Lender and any other bank(s) or financial institution(s) who become lenders in accordance with the provisions of the Facility Agreement.
Facility Agent:	Bank of China, Shanghai Pudong Development Zone Sub-Branch
Security Agent:	Bank of China, Shanghai Pudong Development Zone Sub-Branch
Account Bank	Bank of China, Shanghai Pudong Development Zone Sub-Branch or its designated branch
Finance Parties:	The Lenders, the Facility Agent, the Security Agent, the Mandated Lead Arranger, the Account Bank

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Ranking:	At least pari passu with all other unsecured and unsubordinated obligations of the Borrower.
Final Maturity Date:	24 months from the Utilisation Date.
Purpose:

To:

(i) finance part of the Merger Consideration;

(ii) finance the exercise price of options held by the Sponsors in the Company;

(iii) fund the Debt Service Reserve Account (“DSRA”); and

(iv) finance the payment of fees, costs and expenses related to the Acquisition, the exercise of options described in paragraph (ii) above and the Facility.

Availability Period:

Subject to Certain Funds set forth below, the Availability Period should run from and including the date of the Facility Agreement (the “Agreement Date”) until the earlier of:

(i) the date falling five business days from the date on which the Merger Agreement is terminated in accordance with its terms;

(ii) the Closing Date; and

(iii) the date falling eight months from the date on which the Commitment Letter delivered by the Mandated Lead Arranger to the Borrower is accepted by countersignature by the Borrower.

Any amount of the Facility which is unutilised at the expiry of the Availability Period will be automatically cancelled.

Repayment:

To be repaid in the following manner:

(a) quarterly instalment of US$30,000 beginning on the date falling 9th month from the date of the Utilisation Date; and

(b) all outstanding amount on the Final Maturity Date.

Amounts repaid or prepaid under the Facility shall not be available for re-borrowing.

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PART 2
PRICING

Margin:	2% per cent per annum.
Interest on Loans:	The aggregate of the applicable: (i) LIBOR and (ii) Margin
Interest Periods for Loans:	3 months (or such other period as agreed between the Lender and the Borrower)
Payment of Interest on Loans:	Interest is payable on the last day of each Interest Period.
Default Interest:	Default interest will be payable on any overdue amounts at a rate which is 2% per annum above the applicable interest rate.

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PART 3
OTHER TERMS

Documentation:

The Facility will be made available under a facility agreement (the “Facility Agreement”) in form and substance satisfactory to the Mandated Lead Arranger and Borrower (which terms shall include, without limitation, materiality thresholds, baskets, exceptions, qualifications and grace periods). The Facility Agreement will be negotiated in good faith consistent with this Term Sheet. The Mandated Lead Arranger’ s counsel will draft the Facility Agreement using the current recommended form of Senior Multicurrency Term and Revolving Facilities Agreement for leveraged acquisition finance transactions of the Loan Market Association (“LMA”) as a base.

“Finance Documents” will include the Facility Agreement, documentation relating to Transaction Security (“Transaction Security Documents”), any Fee Letter, the Commitment Letter.

Utilisation Date:	The date on which the Facility is first utilised.
Closing Date:	The date on which the Acquisition is consummated (being the date (Cayman Islands time) on which the Effective Time (as defined in the Merger Agreement) occurs).
Group:	Borrower and its subsidiaries from time to time (each, a “Group Member” and together, the “Group”), including, after the Merger, the Target Group.
Target Group:	Target, its subsidiaries from time to time (each a “Target Group Member” and together, the “Target Group”).
Offshore Group:	Members of the Group that are established outside the PRC (each an “Offshore Group Member”).
Onshore Group:	Members of the Group that are established in the PRC (each an “Onshore Group Member”). “PRC” means the People’s Republic of China (excluding Hong Kong, Macau and Taiwan).
Material Subsidiary:

(i) Any member of the Group listed in Annex 3 (List of Material Subsidiaries); and

(ii) after the Agreement Date, any other member of the Group whose unconsolidated gross assets or revenue are 5 per cent. or more of consolidated gross assets or revenue of the Group calculated on a consolidated basis, or the unconsolidated EBITDA is 5 per cent. or more of the consolidated EBITDA of the Group and exceeds RMB15,000,000, calculated on a consolidated basis (such calculation to be tested annually by reference to the audited financial statements of the Group).

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Onshore Material Subsidiary	A Material Subsidiary incorporated in the PRC which on the date of the Commitment Letter is one of the members of the Group listed under the section “Onshore Material Subsidiary” in Annex 3 (List of Material Subsidiaries)
Offshore Material Subsidiary	A Material Subsidiary incorporated outside the PRC which on the date of the Commitment Letter is one of the members of the Group listed under the section “Offshore Material Subsidiary” in Annex 3 (List of Material Subsidiaries)
Guarantors

With effect from the date of the Facility Agreement: Parent

After the Closing Date and on or before a time limit to be agreed:

Subject to the Security Principles, all Material Subsidiaries listed in Annex 3. A mechanism will be included in the Facility Agreement to (i) enable any other Material Subsidiary to accede as a Guarantor., and (ii) to enable Guarantors to resign (provided that the Material Subsidiary Coverage Test is met).

Following the Closing Date, the gross assets, EBITDA or revenue of the Guarantors taken together should not be less than 90 per cent. of the gross assets, EBITDA or revenue of the Group calculated on a consolidated basis at all time (the “Material Subsidiary Coverage Test”).

Guarantee Obligations	Irrevocable and unconditional guarantees will be provided by the Guarantors on a joint and several basis for all the amounts due under the Facility.
Original Obligors:	The Borrower and Parent
Obligors:	The Borrower and the Guarantors from time to time
Transaction Security:

The Facility shall initially be secured by first ranking security to be provided to the extent possible as set out below, subject to the security principles (the “Security Principles”) to be agreed and detailed in the Facility Agreement, and provided that the obligation to grant the guarantees or security to be granted in respect of PRC assets or by PRC entities shall be subject to applicable PRC laws and regulations, and, to the extent permissible under applicable PRC laws and regulations, such guarantees or security shall be granted within a commercially practicable time.

1.        To be provided prior to the Utilisation Date:

(a)          Share charge over the share capital of the Parent held by Dangdang Corporation;

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(b)         Share Charge over the entire issued share capital of the Borrower held by the Parent;

(c)         Fixed and floating charge over all assets of the Borrower (including the DSRA and the Loan Proceeds Account).

2.        To be provided as soon as reasonably practicable and in any event within an agreed timeframe after the Closing Date:

(a)         Share Charge over the entire issued share capital of the Target;

(b)         Fixed and floating charge over all assets of the Target;

(c)         Guarantee provided by each of the Material Subsidiaries; and

(d)         Pledge of Equity Interest of each Material Subsidiary other than the VIE.

Certain Funds Period:	The period from the date of the Facility Agreement to and including the earlier of: (a) the last day of the Availability Period and (b) the Utilisation Date.
Certain Funds Utilisation:	A Utilisation under the Facility to be made during the Certain Funds Period.
Certain Funds:

During the Certain Funds Period, unless any Major Representation is untrue in any material respect or any Major Default is continuing and subject to (a) the satisfaction (or waiver by the Facility Agent) of the Conditions Precedent and (b) the provisions on “Change of Control” and “Illegality”, no Lender shall be entitled to: (i) cancel any of its commitments under the Facility to the extent that doing so would prevent or limit the making of a Certain Funds Utilisation; (ii) rescind, terminate or cancel the Facility to the extent that doing so would prevent or limit the making of a Certain Funds Utilisation; (iii) refuse to participate in the making of any Certain Funds Utilisation; (iv) exercise any right of set-off or counterclaim in respect of any Certain Funds Utilisation or exercise any rights under any of the Transaction Security Documents (in each case) to the extent that doing so would prevent or limit the making of a Certain Funds Utilisation or (v) cancel, accelerate or cause the repayment of any Loans made under the Facility to the extent that doing so would prevent or limit the making of a Certain Funds Utilisation, in each case other than pursuant to any voluntary reduction or cancellation of the Facility by the Borrower.

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For such purposes:

“Major Representation” means a representation insofar as it relates to the Borrower or the Parent only under any of paragraphs: (a) (status), (b) (binding obligations), (c) (non-conflict), (d) (power and authority), (e) (validity and admissibility in evidence), (g) (insolvency), (t) (ranking), (x) (merger documents); (bb) (pari passu status), (cc) (holding companies), (dd) (anti-money laundering) and (ee) (anti-terrorism laws and regulations) of the section on “Representations” in this Term Sheet.

“Major Default” means any Default relating to:

(i)       any breach of any Major Representation;

(ii)      any breach by the Borrower or the Parent only (but, for the avoidance of doubt, not including any undertaking with respect to any Target Group Member) of any undertakings set out in paragraphs (e) (restrictions on merger), (g) (restrictions on joint ventures), (h) (restrictions on holding company activities), (l) (negative pledge), (m) (restrictions on disposals), (p) (restrictions on loans or credit), (s) (financial indebtedness) and (cc) (merger documents) of the section on “General Undertakings” in this Term Sheet (each a “Major Undertaking“);

(iii)     any of paragraphs (a) (non-payment), (f) (insolvency), (g) (insolvency proceedings), (h) (creditors’ process), (i) (unlawfulness and invalidity), (j) (cessation of ongoing business) and/or (m) (repudiation and rescission) of the section on “Events of Default” in this Term Sheet, in each case insofar as such Events of Default relate only to the Borrower or the Parent (and not any Target Group Member) and in the case of paragraph (m) of the section on “Events of Default” only insofar as such paragraph relates to any Finance Document ; and

(iv)     the occurrence of any event or circumstances permitting the Borrower to terminate its obligations under the Merger Documents.

Prepayment and Cancellation:

(a)      Illegality

A Lender’s commitment in respect of the Facility shall be cancelled and its share of the utilisations under each Facility shall be prepaid in the event of illegality in relation to that Lender.

(b)      Voluntary Cancellation

Subject to a minimum amount and multiples to be agreed, and also subject to satisfactory evidence that sufficient funds are available to otherwise complete the Merger, the Borrower may, on not less than 10 Business Days’ prior notice, cancel the whole or any part of the unutilised amount for the Facility.

Amounts cancelled cannot be reinstated.

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(c)      Increased Costs, Tax Gross-Up and Tax Indemnity

The Borrower may cancel the commitment of and prepay and replace any Lender that makes a claim under these provisions.

(d)     Voluntary Prepayment

Subject to a minimum amount and multiples to be agreed, the Facility may be prepaid at any time after the last day of the Availability Period in whole or in part on not less than 10 Business Days’ prior notice without penalty, but subject to payment of break funding costs in the event of any prepayment made otherwise than on the last day of an Interest Period.

(e)     Change of Control

Upon a Change of Control, the Lender’s commitment in respect of the Facility and the Facility shall be immediately repaid in full and cancelled.

“Change of Control” means, at any time before the occurrence of a Flotation, the Sponsors cease to beneficially own (directly or indirectly) at least 51% of the shares of the Borrower or the Sponsors ceasing to control directly or indirectly the Borrower, unless the shares of the Sponsors are transferred to the son of the Sponsors (or an investment vehicle controlled or beneficially owned by him and/or the Sponsors) who had entered into a concert party agreement in form and substance satisfactory to the Facility Agent.

(f)      Mandatory Prepayment - Flotation Proceeds

Upon any public offering of shares or equity interests (or securities relating thereto) of the Borrower or any holding company or subsidiary of the Borrower (“Flotation”), an amount equal to the proceeds shall be applied in prepayment of the Facility.

(g)     Mandatory Prepayment – Disposals

Other than certain agreed excluded sale proceeds to be detailed in the Facility Agreement and to the extent not applied in replacement or reinstatement of the relevant assets being disposed of within 12 months, proceeds of disposals other than any disposal made within the threshold amount set out in the non-disposal covenant (less expenses and taxes incurred), shall be applied in prepayment of the Facility.

(h)     Mandatory Prepayment - Insurance Proceeds

To the extent not applied to meet the relevant third party claim or to cover the relevant operating losses or in replacement or reinstatement of the relevant asset within, in each case, 12 months for an amount up to US$1,500,000, all proceeds of any insurance claim (less expenses) subject to customary exceptions, shall be applied in prepayment of the Facility as set out below.

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(i)       Mandatory Prepayment – Acquisition Claims

To the extent not applied to satisfy a liability of a member of the Group arising as a result of the relevant claim or in replacement or reinstatement of the relevant asset (the subject of the relevant claim) within, in each case, 12 months, all proceeds of any claim against any provider of any Report in relation to the Acquisition under the Merger Agreement (less expenses and taxes incurred) shall be applied in prepayment of the Facility as set out below.

(j)       Mandatory Prepayment – dividends / repayment of Shareholder Loan

The Borrower shall ensure that any dividend payment received by it or any amount repaid under the Shareholder Loan which is in either case not used for interest payments in respect of the Facility (and provided that an amount up to US$1,000,000 may be retained by the Borrower each year for operational expenses including the payment of interests, fees (including legal fees) and other expenses ) shall be applied towards prepayment of the Facility.

(k)      Mandatory Prepayment – Acquisition not completed

The Facility shall be immediately repaid in full if Closing Date does not occur within 10 days of the Utilisation Date.

(l)       Mandatory Prepayment – Disposal of Beijing Dangdang

The Borrower shall procure that proceeds (less expenses and taxes incurred) in connection with the disposal of the Equity Interest in Beijing Dangdang shall be immediately applied towards prepayment of the Facility in full.

(m)     General

Any amount prepaid may not be redrawn.

Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs, without premium or penalty.

In the case of paragraphs (f), (g) and (h) above, prepayment shall only become due once the relevant proceeds or other amounts have been received by a member of the Group outside the PRC.

Representations

Each Obligor in respect of itself (and where applicable, in respect of the Group) will make only the representations set out below (subject to such materiality, knowledge and other customary qualifications and exceptions as may be agreed, and consistent with the Certain Funds and Clean Up Period principles set out in this Term Sheet):

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(a)      status;

(b)      binding obligations, subject to legal reservations and perfection requirements (that are not overdue);

(c)       non-conflict with:

(i)        any applicable law or regulation;

(ii)       its constitutional documents; or

(iii)      any other agreement or instrument binding on it;

(d)      power and authority;

(e)      validity and admissibility in evidence subject to perfection requirements that are not overdue;

(f)       governing law and enforcement, subject to legal reservations;

(g)      insolvency or insolvency proceedings;

(h)      no filing or stamp taxes;

(i)       no deduction of tax;

(j)       no Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation, and no default is outstanding under any other document which is binding on it which has or would reasonably be expected to have a MAE;

(k)      no misleading information;

(l)       the Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied;

(m)     the Original Financial Statements give a true and fair view of the financial condition and results of operations of the Target Group as at the date of the Original Financial Statements and during the period to which such Original Financial Statements relate;

(n)       the most recent financial statements delivered:

(i)       have been prepared in accordance with the Accounting Principles; and

(ii)      give a true and fair view of (if audited) or fairly represent in all material respects the consolidated financial condition and consolidated results of operations for the Group for the period to which they relate, subject to (in the case of unaudited statements) customary year-end adjustments;

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(o)      no proceedings pending or threatened which, if adversely determined, are reasonably likely to have a MAE;

(p)      no breach of laws which has or would reasonably be expected to have a MAE;

(q)      no breach of environmental laws and no environmental claims which has or would reasonably be expected to have a MAE;

(r)       taxation – no Group Member is overdue (taking into account any extension or grace period) in filing its tax returns, or is overdue in payment of taxes (except where such payment is being contested in good faith and adequate reserves are being maintained for those taxes);

(s)      no financial indebtedness other than Permitted Financial Indebtedness;

(t)       ranking - subject to any perfection requirements not overdue, the Transaction Security has the priority which it is expressed to have;

(u)      good title to assets;

(v)      ownership of the assets charged under the Transaction Security Documents;

(w)     shares subject to Transaction Security (fully paid up and non-assessable, no restriction on transfer upon enforcement of the Transaction Security);

(x)      Merger Documents – the Merger Documents provided to the Facility Agent contain all the material terms of the Acquisition; there is no breach or default by an Obligor thereunder as at date of Commitment Letter (or thereafter to an extent that would entitle the Borrower or any relevant party thereto not to proceed with the Acquisition as agreed); no material amendment/waiver/adverse consent thereunder and no termination;

(y)      (with respect to the Target Group, so far as each Obligor is aware after due and careful enquiry) the Group structure chart shows all Group members and contains a description of the corporate structure of the Group which is true, accurate and complete in all material respects (in each case assuming completion of the Acquisition);

(z)       accounting reference date;

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(aa)     intellectual property rights subject to Material Adverse Effect qualifier;

(bb)    pari passu status of payment obligations (except for obligations mandatorily preferred by law applicable to companies generally);

(cc)     holding company status of the Borrower and the Parent subject to permitted holding company activity;

(dd)    sanctions, anti-money laundering and anti-corruption laws and regulations;

(ee)     anti-terrorism laws and regulations;

(ff)       pensions subject to Material Adverse Effect qualifier;

(gg)     no security interests other than the Permitted Security; and

(hh)     no adverse consequences.

All representations will be given by the Obligors on the date of the Facility Agreement and on the Utilisation Date. Certain of the representations and warranties (to be agreed and set out in the Facility Agreement) shall be repeated on the first day of each Interest Period. A representation is made by reference to the circumstances then existing at the time it is given.

Information Undertakings:

Borrower shall supply each of the following commencing on the Closing Date:

(a)      as soon as reasonably practicable but in any event within 120 days (or 150 days in respect of the first Financial Year ending after the Closing Date) of the end of each of its Financial Years the audited consolidated financial statements for the Group for that Financial Year (each, “Annual Financial Statements”);

(b)     as soon as reasonably practicable but in any event within 90 days of the end of the first six months of each of its Financial Years, the consolidated unaudited financial statements for the Group for that semi-annual financial period (each, “Semi-annual Financial Statements”);

(c)     with each set of its Annual Financial Statements and each set of its Semi-annual Financial Statements, a compliance certificate signed by a director or the CFO of the Borrower and confirming compliance with the Financial Covenants and the Material Subsidiary Coverage Test and containing a list of the Material Subsidiaries (each such certificate, a “Compliance Certificate”);

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(d)      as soon as it becomes available, but in any event within 90 days of the start of each of its Financial Years, an annual budget of the Group for that Financial Year commencing with the first Financial Year commencing after the Closing Date (each, an “Annual Budget”);

(e)      (promptly upon becoming aware of the same) details of any litigation, labour dispute, environmental claim, arbitration or administrative proceeding against any member within the Group which if adversely determined would be reasonably likely to have a Material Adverse Effect;

(f)       details of any material non-compliance or breach of a Merger Document by any relevant party thereunder;

(g)      details of any event or circumstance that would give rise to a mandatory prepayment;

(h)      all information provided to its creditors generally and all information required by law to be provided to its shareholders generally;

(i)       upon reasonable request, information regarding the Internal Restructuring; and

(j)       promptly on request of the Facility Agent/Security Agent, such further information regarding (a) the financial condition, assets and operations of the Group as any Finance Party acting through the Facility Agent may reasonably request and (b) the assets subject to Transaction Security.

The Borrower shall promptly notify the Facility Agent of any default under the Finance Documents (each, a “Default”) which is continuing upon it becoming aware of that Default and, following request by the Facility Agent, certify that no Default is continuing (or, if a Default is continuing, certify what steps are being taken to remedy such Default).

Provisions will be included relating to reconciliation and/or adjustment to financial statements on a change of accounting basis or reference date to give all parties comparable protection.

Customary undertakings relating to the provision by the Obligors of information requested for any “know your customer” checks required to be carried out by the Finance Parties shall be included.

Financial Covenants:

The Financial Covenants shall be calculated semi-annually based consolidated financial statements of the Borrower, to be tested in respect of each 12-month period ending the date of an Annual Financial Statement or the Semi-Annual Financial Statements commencing with the 12-month period ending 31 December 2016.

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(a) Leverage Ratio (Consolidated net borrowings/Consolidated EBITDA) which shall not exceed 8.2:1;

(b) Interest Cover Ratio (Consolidated EBITDA/ Consolidated interest expense (which, for the avoidance of doubt, does not include any arrangement fee)) which shall not be less than 2:1

Consolidated net borrowings shall be net of cash, cash equivalents, short-term investments to be agreed.

General Undertakings:

Each Obligor in respect of itself (and where applicable, in respect of the Group) will make only the undertakings set out below (subject to such exceptions, materiality, grace periods, thresholds and other qualifications as may be agreed and such that all aspects of the Internal Restructuring will be permitted):

Authorisations and compliance with laws

(a)      authorisations and approvals;

(b)      compliance with laws where failure to do so has or would reasonably be expected to have a Material Adverse Effect;

(c)      environmental compliance where failure to do so has or is reasonably likely to have a Material Adverse Effect; environmental claims which have a Material Adverse Effect;

(d)      taxation (except where (i) payment of the applicable tax is being contested in good faith and adequate reserves are being maintained for such tax and (ii) failure to pay such tax does not have and is not reasonably likely to have a Material Adverse Effect);

Restrictions on business focus

(e)      restriction on merger/acquisition/reorganisation (other than the Acquisition) other than permissions to be agreed;

(f)       no substantial change in nature of business of the Group taken as a whole other than pursuant to the Internal Restructuring;

(g)      restriction on joint ventures;

(h)      restriction on activities of the Borrower as a holding company.

Restrictions on dealing with assets and Security

(i)       preservation of assets where failure to do so has or would reasonably be expected to have a Material Adverse Effect;

(j)       pari passu ranking except for obligations mandatorily preferred by law;

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(k)      payments of amounts payable and preservation of rights and pursuit of claims under the Merger Documents where the board of the directors believe (acting reasonably and in good faith) that the pursuit of that claim is commercially advantageous and appropriate;

(l)       negative pledge (other than the Permitted Security);

(m)     restriction on disposals in excess of US$2,000,000 per year except for any disposal in connection with the Internal Restructuring or in the ordinary course of business (provided such threshold amount does not apply to the equity interest in Beijing Dangdang or any key licence or IP Rights);

(n)     restriction on the incurrence of capital expenditure, except for any capital expenditure less than RMB100,000,000 per year in 2016 and 2017 and RMB80,000,000 in 2018;

(o)     transactions with affiliates to be on arm’s length basis or better;

Restrictions on movements of cash – cash out

(p)      restriction on loans or credit subject to permissions to be agreed;

(q)      restriction on guarantees or indemnities subject to permissions to be agreed;

(r)       restriction on dividends, distributions, share redemptions, payments under shareholder loans and other restricted payments (“Restricted Payments”) to any shareholder of the Borrower unless otherwise approved by the Lender;

Restrictions on movements of cash - cash in

(s)      restriction on Financial Indebtedness (except for the Permitted Financial Indebtedness). The Borrower shall apply for bankers’ acceptance bills with the Affiliate of the Lender if its terms is no less favourable than the terms offered by other banks;

(t)       restriction on issuance of share capital except in relation to a Flotation and restrictions against agreements or arrangements (other than Finance Documents) that limit/restrict dividends/distributions from subsidiaries/other Group Members;

Cash flow management

(u)      Maintenance of DSRA. The DSRA will be maintained with Bank of China (Hong Kong) Limited or any other Affiliate of the Lender as designated by it bearing interest. With effect from the Utilisation Date, the DSRA shall hold an amount of not less than interest payable for the next Interest Period (the “Required DSRA Balance”) at all time. No withdrawal of funds is permitted from the DSRA other than for the payment of interest on the Facility;

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(v)      proceeds of the Facility shall be deposited in the Loan Proceeds Account;

Miscellaneous

(w)     insurance to be maintained against those material risks and to the extent usual for companies carrying on the same or substantially similar business with reputable insurers;

(x)      while an Event of Default is continuing or the Facility Agent or Security Agent reasonably suspects that an Event of Default may have occurred, access for the Facility Agent, the Security Agent and their representatives and professional advisers on reasonable notice during normal business hours;

(y)      intellectual property to be maintained if failure to do so would reasonably be expected to have a Material Adverse Effect;

(z)      pensions funded to the extent required by local law and regulations where failure to do so would have or be reasonably likely to have a Material Adverse Effect;

(aa)    Merger Documents, including restrictions on material amendments/waivers/adverse consents;

(bb)    restrictions on amendments to constitutional documents of any Group Member whose Equity Interests is subject to the Transaction Security that are or would reasonably be expected to be materially adverse to the interests of the Lenders;

(cc)    no speculative treasury transactions and to comply with the Hedging arrangements;

(dd)    provision of Transaction Security;

(ee)    compliance with the Material Subsidiary Coverage Test;

(ff)     further assurance subject to the Security Principles;

(gg)    SAFE Rules compliance;

(hh)    sanctions, anti-money laundering, anti-corruption and anti-terrorism;

(ii)      no change in accounting reference date; and

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(jj)      in respect of a Flotation by the Borrower or any other Offshore Group Member, offer the Mandated Lead Arranger or its Affiliates (including BOCI) a priority opportunity to act as a joint sponsor, joint global coordinator, joint bookrunner, joint lead manager or other similar role in respect of such Flotation under the same commercial terms and conditions; and

(kk)    compliance with the Finance Documents.

Events of Default:

The following customary Event of Defaults:

(a)      Non-payment: non-payment unless failure to pay is caused by administrative or technical error and payment is made within 3 Business Days of its due date;

(b)      Breach of Financial Covenants;

(c)      Other obligations: breach of any of the other terms and conditions of the Finance Document unless such failure is capable of remedy and is remedied within 30 days of the earlier of (i) Facility Agent giving notice and (ii) the Borrower becoming aware;

(d)      Misrepresentation: breach of any representations unless the underlying circumstances (if capable of remedy) are remedied within 30 days of the misrepresentation

(e)      Cross-Default: cross default in respect of other financial indebtedness of any Obligor or Material Subsidiary (in respect of any Financial Indebtedness that is not paid when due, after the expiry of the originally applicable grace period);

(f)       Insolvency: insolvency in respect of Obligors and Material Subsidiaries;

(g)      Insolvency Proceedings: insolvency proceedings in respect of Obligors and Material Subsidiaries except for any frivolous or vexatious proceedings or which is being contested in good faith and with due diligence, and, in each case, is discharged, stayed or dismissed within 60 days of commencement;

(h)      Creditors’ Process: creditors’ process in respect of Obligors and Material Subsidiaries affecting any asset of the Borrower or the Target which have an aggregate value of at least US$2,000,000 except for any frivolous or vexatious proceedings or which is being contested in good faith and with due diligence, and, in each case, is discharged, stayed or dismissed within 60 days of commencement;

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(i)       Unlawfulness and Invalidity: unlawfulness or invalidity of any provision of any Finance Document;

(j)       Cessation of Ongoing Business: cessation of business by the Group (taken as a whole);

(k)      Audit Opinion is Qualified: The opinion of the auditors of the Financial Statements is qualified in a manner which is materially adverse to the interests of the Finance Parties;

(l)       Expropriation: The authority or ability of any Obligor or any Material Subsidiary to conduct its business is materially limited or substantially curtailed by any seizure, expropriation or nationalisation;

(m)     Repudiation: repudiation and rescission by any Obligor of (i) any Finance Documents or (ii) any Merger Document;

(n)      Litigation: litigation proceedings are commenced against any Obligor or Group Member by any third party which would reasonably be expected to have a MAE;

(o)      Final Judgment: Failure to comply with any final judgment or order against any Obligor or any Group Member (i) such judgment is being appealed against in good faith through appropriate proceedings and adequate reserves for such liability have been set aside in cash; or (ii) such failure is remedied within 60 days; and

(p)      Material Adverse Effect: any event or circumstance which would reasonably be expected to have a Material Adverse Effect.

Default:	Any Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
Clean-Up Period:

During the Clean-Up Period and subject to certain conditions, a breach of a Clean-Up Representation or a breach of a Clean-Up Undertaking or an Event of Default which is a Clean-Up Event of Default will be deemed not to be a breach of representation or warranty, a breach of undertaking or an Event of Default if the breach or Event of Default relates exclusively to the Target and its subsidiaries and such breach or Event of Default is capable of remedy and could not reasonably be expected to have a Material Adverse Effect, and the circumstances giving rise to it have not been expressly procured or approved by Parent or Borrower (provided that mere knowledge or discovery of the applicable event or circumstance shall not constitute procurement or approval of the same).

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For such purpose:

“Clean-Up Representation” means any of the representations set out in the section entitled “Representations” of this Term Sheet other than certain exceptions to be agreed.

“Clean-Up Undertaking” means any of the undertakings set out in the section entitled “General Undertakings” of this Term Sheet other than certain exceptions to be agreed.

“Clean-Up Default” means an Event of Default described in the section entitled “Events of Default” of this Term Sheet other than certain exceptions to be agreed, including non-payment, breach of financial covenants, unlawfulness and invalidity and repudiation.

“Clean-Up Period” means the period of 60 days from the Closing Date

Material Adverse Effect:

“Material Adverse Effect” or “MAE” means a material adverse effect on:

(a)      the business, operations, assets or financial condition of any Obligor, any Material Subsidiary or the Group taken as a whole; or

(b)      the ability of an Obligor to perform its payment obligations under the Finance Documents; or

(c)      the legality, validity or enforceability of, or the effectiveness or ranking of any security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Hedging:	The Borrower may not enter into any hedging transaction except for any hedge in respect of interest rates or a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates but not a foreign exchange transaction for investment or speculative purposes that does not share any security with the Lenders.
Majority Lenders:	Amendments and waivers under the Finance Documents will require the approval of the Lenders (that are non-defaulting Lenders) holding more than 66 2/3% of the aggregate amount of the total commitments under the Facility (the “Majority Lenders”), except that the consent of 100% of the Lenders shall be required with respect to customary matters including: (i) an extension to the date of payment of any amount under the Finance Documents, (ii) any reduction in the Margin or in the amount of any payment of principal, interest, fees or commission payable, (iii) any increase in any commitment or any extension of the Availability Period, (iv) any amendment to the order of priority or subordination arrangement, (v) any change to the definition of “Majority Lenders" and (vi) the release of any Transaction Security.

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Assignments and Transfers:

No assignment or transfer shall be made to any person by the Borrower without consent from the Lenders.

A Lender may assign any of its rights or transfer by novation any of its rights and obligations to any other person on the list set out in Annex 4.

Debt Purchase Transactions:	The Facility Agreement will contain customary provisions to prohibit Obligors/Group Members from purchasing participations under the Facility/Finance Documents and customary provisions dealing with sponsor buy-back (e.g., disenfranchisement provisions).
Confidentiality:	Restriction on disclosure of confidential information relating to the Facility by the Obligors, subject to exceptions detailed in the Facility Agreement.
Conditions Precedent to first Utilisation Request:	Conditions precedent to the first Utilisation Request have been set out in Annex 2 (each in form and substance satisfactory to the Facility Agent (acting reasonably) save where otherwise expressly specified.
Conditions Subsequent

To consist of the following to be provided within the timeframe to be stipulated:

1.        Evidence of filing of the plan of merger and a certified copy of the certificate of merger issued by the competent authority in connection with the Acquisition

2.        A copy of each Transaction Security Document to be entered in after the Closing Date;

3.        Subject to the Security Principles, any security perfection requirements in relation to the Transaction Security to be advised by local counsel.

Drawdown	Drawdown of the Facility shall be made with three Business days’ prior notice. A Utilisation Request in respect of the Facility (each, an “Utilisation Request”) shall be submitted to the Facility Agent by the Borrower.
Miscellaneous Provisions	The Facility Agreement will contain customary provisions relating to, among other things, default interest, market disruption, breakage costs, tax indemnities and other indemnities (including, without limitation, in relation to the Acquisition), increased costs, set-off and administration.
Tax Gross up/Indemnity	Standard gross-up and indemnity and mitigation provisions to be agreed in the documentation; LMA FACTA (Lender risk) provisions to be used.

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Costs and Expenses:

The Borrower agrees to pay on demand all reasonable costs and expenses (including agreed legal fees) incurred by any of the Finance Parities in connection with the negotiation, preparation, printing, execution and perfection of the Facility and the Finance Documents.

The Borrower agrees to pay on demand all costs and expenses (including legal fees) incurred by any of the Finance Parities in connection with the amendment, administration or preservation of any rights under or in respect of the Finance Documents and all costs and expenses (including legal fees) which any of the Finance Parties incur or become liable for in enforcing their rights or demanding or recovering any sum or sums of money due to the Finance Parties under the Finance Documents.

Governing Law:	Hong Kong law. Applicable law for Transaction Security Documents to be advised by local counsel.
Jurisdiction:	Hong Kong courts, save where inappropriate for guarantees and Transaction Security Documents to be advised by local counsel.

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ANNEX 1
SELECTED DEFINITIONS

“Accounting Principles” means:

(a)	in relation to the Original Financial Statements, generally accepted accounting principles in the United States of America;

(b)	in relation to financial statements delivered after the date of the Facility Agreement, generally accepted accounting principles in the United States of America or the PRC.

“Acquisition” means the transaction pursuant to which the Borrower will merge with and into the Target in accordance with the Merger Agreement and pursuant to which the Target, as the surviving company of such merger, will become a wholly-owned subsidiary of Borrower.

“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company.

“Beijing Dangdang” means北京当当网信息技术有限公司.

“Business Day” means (other than a Saturday or Sunday) on which banks are open for general business in Beijing, Hong Kong, and (in relation to the delivery of any utilisation request, the utilisation date of the Loan and the determination of any interest rate or any Interest Period) London and (in relation to any payment in US$) New York City.

“Equity Interest” means, in relation to any person:

(a)	any share of any class or capital stock of or equity interest (including any partnership interest) in such person or any depositary receipt in respect of any such share, capital stock or equity interest; or

(b)	any security convertible or exchangeable (whether at the option of the holder thereof or otherwise and whether such conversion is conditional or otherwise) into any such shares, capital stock, equity interest or depositary receipt, or any depositary receipt in respect of any such security; or

(c)	any option, warrant or other right to acquire any such share, capital stock, equity interest, security or depositary receipt or security referred to in the foregoing paragraphs (a) and/or (b) above.

“E.U.” means the European Union.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

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(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of any underlying liability (but not, in any case, Trade Instruments) of any person which is not a Group Member, which liability would fall within one of the other paragraphs of this definition or in respect of any post-retirement benefit scheme;

(h)	any amount raised by the issue of shares or Equity Interests which are redeemable (other than at the option of the issuer thereof) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into that agreement is to raise finance or to finance the acquisition or construction of the applicable asset or service in question or (ii) that agreement is in respect of the supply of assets or services and payment is due more than 150 days after the date of such supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing excluding any such transaction which is expressly excluded under another paragraph of this definition or are otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Internal Restructuring” means the sale, transfer or other disposition of any direct or indirect Equity Interest in Beijing Dangdang and any transaction or series of transactions related or incident thereto or in connection therewith.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Loan Proceeds Account” means the account established with the Account Bank and designated as such by the Facility Agent.

“Merger Consideration” means the aggregate consideration payable in cash under the Merger Agreement.

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“Merger Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred or assumed and required to be paid by the Borrower or any other Group Member in connection with the Acquisition or the Transaction Documents.

“Merger Documents” means the Merger Agreement, the disclosure schedules delivered in connection with the Merger Agreement and the Merger Plan.

“Merger Plan” has the meaning given to the term “Plan of Merger” in the Merger Agreement.

“Original Financial Statements” means:

(a)	the audited consolidated financial statements of the Target for the Financial Year ended 31 December 2015; and

(b)	the unaudited unconsolidated financial statements of the Target for the six month period ended 30 June 2015,

each prepared in accordance with the Accounting Principles.

“Parent CBs” means convertible bonds to be issued by the Parent in connection with the financing of the Merger Consideration and related costs and expenses.

“Parent Investors” means any holder of Parent CBs (or, after conversion, the shares arising from the conversion of such Parent CBs).

“Permitted Financial Indebtedness” means:

(a)	any Financial Indebtedness arising under any Finance Document;

(b)	any Financial Indebtedness made by an Obligor (other than the Parent) to another Obligor (other than the Parent) or made by a member of the Group which is not an Obligor to another member of the Group (other than the Parent);

(c)	any Financial Indebtedness made by a member of the Group to another member of the Group other than those permitted under paragraph (b) above which does not at any time exceed US$3,000,000 (or its equivalent in other currency);

(d)	any Financial Indebtedness arising under finance or capital leases of vehicles, plant, equipment or computers (for the avoidance of doubt, such finance or capital lease is not a sale and release back transaction and that the title of such asset will be passed to the relevant member of the Group upon expiry of the lease) and , provided that the aggregate Financial Indebtedness outstanding in respect of all such items so leased under outstanding leases by members of the Group does not exceed US$2,000,000 (or its equivalent in other currencies) at any time;

(e)	any Financial Indebtedness incurred under bankers’ acceptance bills, provided that (i) the aggregate principal amount of all Financial Indebtedness under bankers’ acceptance bills issued by banks or the financial institutions other than the Lender or its Affiliates does not at any time exceed RMB200,000,000; and (ii) the aggregate principal amount of all Financial Indebtedness permitted under this paragraph (c) does not at any time exceed RMB300,000,000;

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(f)	any Financial Indebtedness arising under a hedging transaction in accordance with the section “Hedging”; and

(g)	any Financial Indebtedness arising under a Parent CB.

"Permitted Security" means:

(a)	any Transaction Security;

(b)	any lien arising by operation of law and in the ordinary course of day-to-day trading and not as a result of any default or omission by any Group Member, provided that all of the amounts secured thereby are paid when due or contested in good faith;

(c)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a Group Member which is permitted by the Facility Agreement;

(d)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Member in the ordinary course of business and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any Group Member;

(e)	any Security or Quasi-Security arising under bankers’ acceptance bills, provided that (i) the aggregate principal amount of all Financial Indebtedness under bankers’ acceptance bills issued by banks or the financial institutions other than the Lender or its Affiliates so secured does not at any time exceed RMB200,000,000; and (ii) the aggregate principal amount of all Financial Indebtedness so secured permitted under this paragraph (e) does not at any time exceed RMB300,000,000.

“Reliance Parties” means the Facility Agent, each Mandated Lead Arranger, the Security Agent, each Lender as of the Closing Date.

“Report” means:

(e)	the legal due diligence report issued by Commerce & Finance Law Offices dated 6 November 2015; or

(f)	the financial due diligence report issued by Beijing Zhicheng Lixin Financial Consulting Limited (北京智诚立信财务咨询有限公司) dated 20 October 2015.

“Sanctioned Country” means Cuba, Burma (Myanmar), Iran, North Korea, Sudan and Syria and any other country or territory which is the subject of any countrywide or territory-wide Sanctions.

“Sanctioning Authority” means:

(a)	the U.S. government or any U.S. agency (including OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury);

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(b)	the United Nations Security Council;

(c)	the E.U. (or any of its member states);

(d)	the U.K. government (including any of Her Majesty’s Treasury, the Foreign and Commonwealth Office and the U.K. Department for Business, Innovation & Skills);

(e)	the Government of the Hong Kong Special Administrative Region of the People’s Republic of China (including the Hong Kong Monetary Authority);

(f)	the PRC government; and/or

(g)	any other government or authority notified in writing by the Facility Agent (acting on behalf of any Lender) to the Borrower from time to time.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by a Sanctioning Authority.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Shareholder Loan” means the loan made by the Target to Beijing Dangdang in a principal amount of RMB540,000,000.

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any Group Member (which obligations do not constitute Financial Indebtedness) arising in the ordinary course of trading of that Group Member.

“Transaction Documents” means the Finance Documents and the Merger Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in paragraph 3(a) of Annex 2 (Conditions Precedent) and any document required to be delivered to the Facility Agent as condition subsequent, together with any other document entered into by any person creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“U.K.” means the United Kingdom.

“U.S.”, “United States of America” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“VIE” means北京当当科文电子商务有限公司.

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ANNEX 2
CONDITIONS PRECEDENT

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor and Dangdang Corporation, in each case, if applicable, statutory registers (including its register of directors, its register of members and its register of mortgages and charges) and certificates of good standing issued by the Registrar of Companies of the Cayman Islands, or in the case of Dangdang Corporation, the Registrar of Corporate Affairs of the British Virgin Islands, and certificates of incumbency issued by its registered office provider, or in the case of Dangdang Corporation, its registered agent, in each case, dated no earlier than 20 Business Days before the date on which the legal opinions referred to in paragraph 7 are (or are to be issued).

(b)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorizing a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, the Utilisation Request and selection notice) to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party; and

(c)	A specimen of the signature of each person authorized by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)	A certificate of an authorized signatory of each Original Obligor confirming that borrowing, guaranteeing or securing, as appropriate, the total commitments of the Facility would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

(e)	A certificate of an authorized signatory of each Original Obligor certifying that each copy document relating to it (or, in the case of the Borrower, each other copy document) specified in this Annex 2 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Initial Drawdown Date.

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2.	Finance Documents

(a)	The Facility Agreement executed by the parties thereto (other than the Finance Parties).

(b)	The Fee Letter executed by the parties thereto.

3.	Security

(a)	A copy (with at least two originals to follow promptly) of each of the following Transaction Security Documents executed by the parties thereto (other than the Finance Parties):

(i)	Share charge over the share capital of the Parent owned by Dangdang Corporation; and

(iii)	Share Charge over the entire issued share capital of the Borrower;

(iii)	Fixed and floating charge over all assets of the Borrower (including the DSRA and the Loan Proceeds Account).

(b)	A copy of all notices required to be sent, and acknowledgments thereto required to be delivered, under the Transaction Security Documents referred to in paragraph (a) above executed by the applicable parties as required by the relevant Transaction Security Documents (where such notices and acknowledgments are required to be delivered on the date of execution of such Transaction Security Document or otherwise before the date of the Utilisation Request.

(c)	A copy of all share certificates, all transfers and share transfer forms or equivalent duly executed by the applicable Original Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security (under the Transaction Security Documents referred to in paragraph (a)) and other documents of title and deliverables (including directors' resignation letters and undated resolutions) which are to be provided under the Transaction Security Documents referred to in paragraph (a) before the date of the Utilisation Request.

4.	Merger

(a)	A copy of each of (i) the Merger Documents executed by the parties to it, (ii) the paying agent agreement executed by the parties to it (the terms of which being consistent with the Merger Documents in all material respects) and (iii) the form of the memorandum and articles of association of the Target following the Closing Date.

(b)	A certificate of the Borrower (signed by a director) detailing the estimated Merger Costs (which may be satisfied by attaching the Funds Flow Statement which shall contain an estimate of the Merger Costs).

(c)	A certificate of the Borrower (signed by a director) certifying that:

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(i)	the conditions under the Merger Documents have been satisfied or waived (where such waiver would not reasonably be expected to be materially adverse to the interests of the Finance Parties or where such waiver is granted with the consent of the Mandated Lead Arranger) (other than payment of the Merger Consideration and such other conditions which are by their nature only capable of being satisfied on the Closing Date and are contemplated under the Merger Agreement as being due to be satisfied on the Closing Date); and

(ii)	no condition to completion of the Acquisition has been amended, waived or treated as satisfied in any manner which would reasonably be expected to be materially adverse to the interests of the Finance Parties (except with the consent of the Mandated Lead Arranger).

(d)	A copy of the form of the Merger Plan to be signed by a director of the Borrower and the Target and to be filed with the Registrar of Companies of the Cayman Islands on or before the Closing Date (with such amendments to that form as recommended by the Registrar of Companies of the Cayman Islands).

(e)	A copy of each of the other documents required to be filed with the Registrar of Companies of the Cayman Islands pursuant to the provisions of section 233(9) of the Companies Law (2013 Revision) of the Cayman Islands in relation to the Acquisition (with such amendments to those documents as recommended by the Registrar of Companies of the Cayman Islands).

(f)	Evidence that:

(i)	the Acquisition has been approved by: (A) all shareholder(s)/board of directors of the Borrower and (B) board of directors of the Target; and

(ii)	the condition set out in section 7.01(a) of the Merger Agreement has been satisfied.

5.	Confirmation documents

(a)	A certificate of the Borrower (signed by a director) certifying that the Sponsors in the aggregate, directly or indirectly, own at least 51% of the issued share capital of the Borrower.

(b)	If required to ensure that the Required Closing Funds (as defined below) are available on the Closing Date, evidence that:

(i)	the Borrower has received or will receive cash proceeds directly or indirectly from the Parent (by way of cash contribution) in the amount specified in the Funds Flow Statement (the "Cash Contribution"); and

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(iii)	the Cash Contribution has been or will be received by the Borrower and has been applied (or will, simultaneously with the utilisation under the Facility Agreement, be applied) in accordance with the Funds Flow Statement.

(c)	A certificate of the Borrower (signed by a director) certifying (and including reasonable particulars demonstrating) that the Cash Contribution (if any) received by the Borrower and cash held by the Target Group (together with the proceeds of the utilisation proposed to be drawn on the Initial Drawdown Date) will be sufficient to pay in full the aggregate of: (A) the Merger Consideration, (B) all fees, costs and expenses in relation to the Facility and all other related Merger Costs (whether or not paid on the Closing Date) and (C) the amount required to be funded into the DSRA on the Utilisation Date (such aggregate amount, the “Required Closing Funds”).

6.	Accounts

(a)	Evidence that each of the following accounts has been established with the Account Bank and designated as such:

(i)	the DSRA; and

(ii)	the Loan Proceeds Account.

(b)	Evidence that the Required DSRA Balance has been, or will on the Utilisation Date be, duly achieved.

7.	Legal Opinions

The following legal opinions, each addressed to the Reliance Parties:

(a)	a legal opinion of Allen & Overy, legal advisers to the Facility Agent and the Mandated Lead Arranger as to English law substantially in the form distributed to the Lenders prior to signing the Facility Agreement; and

(b)	a legal opinion of Ogier, legal advisers to the Facility Agent and the Mandated Lead Arranger as to the laws of the Cayman Islands substantially in the form distributed to the Lenders prior to signing the Facility Agreement, it being agreed that the Mandated Lead Arranger undertakes to instruct the relevant legal advisers referred to above to issue the respective legal opinions referred to above in this paragraph 7.

8.	Other documents and evidence

(a)	Evidence that the process agent referred to in the Facility Agreement and/or required to be appointed under the Transaction Security Documents referred to in paragraph 3 (Security) of this Annex 2 (Conditions Precedent) and/or required to be appointed under any Finance Document required to be delivered under this Part 6 (Conditions Precedent) has confirmed that it has accepted its appointment.

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(b)	The Group Structure Chart (which assumes that the Closing Date has occurred).

(c)	The Base Case Model.

(d)	The funds flow statement in a form agreed by the Borrower and the Facility Agent detailing the proposed movement of funds on or before the Closing Date (the "Funds Flow Statement").

(e)	The Original Financial Statements.

(f)	Evidence that all the fees, costs and expenses due to be paid by the Borrower on or before the Utilisation Date pursuant to the provisions of the Facility Agreement have been paid or will be paid by the Utilisation Date.

(g)	A copy of each Report.

(h)	The initial Annual Budget.

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Annex 3

List of Material Subsidiaries

Onshore Material Subsidiaries	Place of incorporation
Beijing Dangdang Information Technology Co., Ltd.北京当当网信息技术有限公司	PRC
Beijing Dangdang Kewen E-Commerce Co., Ltd.北京当当科文电子商务有限公司	PRC
Dangdang Information Technology (Tianjin) Co., Ltd.当当网信息技术(天津)有限公司	PRC
Wuxi Dangdang Information Technology Co., Ltd.无锡当当网信息技术有限公司	PRC
Dangdang Information Technology (Sichuan) Co., Ltd.当当信息技术(四川)有限公司	PRC
Dangdang Information Technology (Guizhou) Co., Ltd.当当信息技术(贵州)有限公司	PRC
Dangdang Information Technology (Jiangsu) Co., Ltd.当当信息技术(江苏)有限公司	PRC
Offshore Material Subsidiaries
Dangdang E-Commerce International Ltd.	Hong Kong
Dynamic Tech Holdings Limited	BVI

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Annex 4

Permitted transferee

Agricultural Bank of China Limited
Bank of Communications Limited
China Construction Bank Corporation
Industrial and Commercial Bank of China Ltd.
Nanyang Commercial Bank

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